Exhibit 99.2

NEWS RELEASE

C&J Energy Services Confirms Special Cash Dividend

HOUSTON, TEXAS, October 22, 2019 – C&J Energy Services, Inc. (the “Company”) (NYSE: CJ) today announced that the Board of Directors of the Company made a determination of surplus under Delaware law and ratified its prior declaration of a cash dividend of $1.00 per share on all of the Company’s outstanding common stock to holders of record at the close of business on October 18, 2019, to be payable on October 30, 2019.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies throughout the United States. We offer a comprehensive suite of services throughout the life cycle of the well, including fracturing, cased-hole wireline and pumpdown, cementing, coiled tubing, rig services, fluids management and other well support services. We are headquartered in Houston, Texas and operate across all active onshore basins of the continental United States. For additional information, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Vice President – Investor Relations

investors@cjenergy.com

1-713-325-6000